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                                  NEWS RELEASE
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[LOGO] MOCON
                                                    FOR MORE INFORMATION CONTACT
FOR IMMEDIATE RELEASE                               DANE ANDERSON, CFO/VP
OCTOBER 25, 2001                                    763-493-6370
                                                    www.mocon.com


            MOCON ANNOUNCES ACQUISITION OF BASELINE INDUSTRIES, INC.
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MINNEAPOLIS, MN, OCTOBER 25.... MOCON, INC. today announced the acquisition of
Questar Baseline Industries, Inc. of Lyons, Colorado from Questar InfoComm, Inc., a subsidiary of Questar Corporation. The acquisition, valued at approximately $3.4 million, is part of MOCON's previously announced commitment to long-term growth through a combination of investment in its existing businesses and through strategic acquisitions of outside technologies and businesses. Baseline offers a full line of advanced gas analysis and monitoring instrumentation used in applications such as oil and gas exploration, process gas analysis, and industrial hygiene and safety applications. The transaction, which is effective October 1, 2001, is expected to have a positive effect on fourth quarter 2001 sales, and to be accretive for 2002 as a whole. As part of the acquisition, Baseline and Questar Energy Services, Inc., a subsidiary of Questar Corporation, have signed a Distribution and Support agreement providing for, subject to certain conditions, the continued supply by Baseline of natural gas BTU monitoring equipment to Questar for the next five years.

Commenting on the transaction, Mr. Robert L. Demorest, Chairman and CEO of MOCON, stated, "The Baseline acquisition strengthens MOCON's current position in the gas detection and chromatography markets. We feel that Baseline's innovative technology gives it significant expansion potential, which our joint management teams will aggressively pursue."

MOCON is a leading provider of systems and consulting services to assess materials and processes for companies worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the above statements regarding growth, acquisitions, and accretion, and can otherwise be identified by words such as "will," "may," "expect," "believe," "anticipate," "estimate," "continue," or other similar expressions. There are important factors that could cause actual results to differ materially from those anticipated by the forward looking statements made in this press release. These factors include, but are not limited to, the ability to integrate the acquisition described in this press release, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company's acquisition strategy and international operations, and other factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and other filings with the Securities and Exchange Commission.

MOCON'S SHARES ARE TRADED ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL MOCO.
                 MOCON is a registered trademark of MOCON, Inc.